Exhibit T3E.1

JUDICIAL REORGANIZATION AGREEMENT
ENJOY S.A.

I.	BACKGROUND OF THE PROPOSING DEBTOR COMPANY.

A.	Legal Incorporation of the Company.

Enjoy S.A., Tax ID N° 96.970.380-7 (“Enjoy”, the “Company” or the “Debtor Company”), was incorporated by means of a public deed dated October 23, 2001, executed at the Notary Office of Santiago of Mr. Eduardo Diez Morello, an extract of which was registered in the Registry of Commerce of the Real Estate Registrar of Santiago on page 29,692 number 24,230. corresponding to the year 2001 and published in the Official Gazette on November 23 of the same year, having the Company been registered on June 9, 2009 in the Securities Registry of the Financial Market Commission “Comisión para el Mercado Financiero Chile” ("CMF") under No. 1033.

B.	Information.

Company name	:	Enjoy S.A.

Tax ID	:	96.970.380-7

Address	:	Avenue Presidente Riesco No. 5,711, 15th floor, district of Las Condes, Santiago, Metropolitan Region.

C.	Business Group of the Company.

The Company is the parent company of a holding of companies dedicated to the areas of entertainment, restaurants, hotels and casinos, with presence in relevant cities and the main tourist centers of Chile and Uruguay. To this date, Enjoy has a share participation in eight gaming casino companies in Chile, which have licenses for the operation of gaming casinos located in the cities of Antofagasta, Coquimbo, Viña del Mar, San Antonio, Los Angeles, Pucón, Chiloé and Rinconada de Los Andes, and has a share participation in the companies operating seven hotels located in the cities of Antofagasta, Coquimbo, Viña del Mar, San Antonio, Pucón, Chiloé, Puerto Varas and Rinconada de Los Andes, located and connected, when applicable, next to the Casinos of said cities.

The Company also has a share participation in Baluma S.A., operator of Casino Enjoy in Punta del Este, Uruguay. Casino operators are supervised by the Superintendence of Gaming Casinos, in the case of Chilean companies, and by the General Directorate of Casinos and the Internal Audit of the Nation in Uruguay, in the case of Casino Enjoy in Punta del Este.

Thus, the companies indicated in Annex No. 1, which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes (hereinafter all of them together as the “Business Group”) are part of the Enjoy business group.

This proposal for a Judicial Reorganization Agreement is the result of exhaustive work carried out in recent months, within the framework of the judicial reorganization process initiated in January 2024. This plan proposed to creditors seeks to provide operational continuity to Enjoy S.A., with the purpose of continuing to generate income that will allow it to meet its financial obligations and responsibly sustain its commitments to employees, suppliers, customers, shareholders and communities in which it is present. To this end, it considers deferring and/or restructuring financial obligations; the alternative of selling assets, and obtaining new financing resources.

Enjoy S.A. is a regional origin and presence company, that contributes directly to the development of the economic activity in the areas where it is present. In addition to 8 casinos in Chile and 1 in Uruguay, it operates 9 hotels with more than 1,182 beds, 49 restaurants, bars and cafes, and 13 convention centers. Through this, it provides direct employment to more than 5,300 employees in Chile (including permanent and temporary employees). In addition, its suppliers total more than 1,100 PYMES (pequeña y mediana empresa), which employ more than 50,000 people in the different regions of the country.

The Company, like the industry in Chile and in the world, is strongly challenged. The entertainment business has undergone structural transformations, with new trends and consumer, travel and spending habits by people. The economic environment has also undergone fundamental changes, with growth slowing down in recent years.

In this sense, the plan proposed to the creditors - and which is contained in this document, with the purpose of being voted on at the respective Deliberative Meeting- aims to give viability to the company's business, so that it continues to be a relevant engine in the economic and social development of the country, particularly in the regions. In them, Enjoy S.A. has contributed to boosting local activity and has contributed to generating a favorable ecosystem for employment, commercial activity and investments in the tourism and entertainment sector.

II.	PURPOSE OF THE PROPOSED REORGANIZATION AGREEMENT.

In accordance with the provisions of Article 61 of Law No. 20,720, this Judicial Reorganization Agreement (hereinafter, indistinctly, “Reorganization Agreement” or “Agreement”), contains a restructuring and payment proposal for: (a) Secured Creditors; and (b) Unsecured Creditors.

III.	CREDITORS AFFECTED BY THIS AGREEMENT.

For the purposes of this Judicial Reorganization Agreement, creditors (hereinafter, indistinctly, the “Creditors” and each of them a “Creditor”) are considered to be all holders of direct claims against Enjoy, whose origin is prior to the Reorganization Resolution issued on February 9, 2024 (the “Reorganization Resolution”), as provided for in Article 66 of Law No. 20,720, whether or not they have attended the deliberative meeting of creditors called to hear and decide on the proposal of this Judicial Reorganization Agreement (the “Deliberative Meeting”). Credits arising after the Reorganization Resolution shall be paid on the terms and terms originally agreed.

IV.	CREDITORS WITH VOTING RIGHTS.

The Creditors with voting rights will be those whose claims are contained in the list of recognized credits in accordance with Articles 70 and 71 of Law No. 20,720, and the rectifications that may be necessary in accordance with said law. In any case, and in accordance with article 78 thereof, the provisions of article 57 number 6 relating to the accreditation of legal persons must be complied with.

V.	DETERMINATION OF CREDITS.

For the purposes of voting, the amount of the credits shall be contained in the list of credits recognized in accordance with the provisions of Section IV. above. For the purposes of determining the amount of the credits for the purposes of the vote of each Creditor, and to have an update and uniform currency of the credits in the list of creditors with voting rights, all the credits subject matter of this Agreement will be expressed in Chilean pesos (“Pesos”). To this end, the conversion of any currency or unit of currency other than the Peso will be carried out in accordance with the exchange rate or monetary convertibility existing on the day on which the Reorganization Resolution was issued, that is, on February 9, 2024, in accordance with the information provided by the Central Bank of Chile for that day.

VI.	PURPOSE OF THE AGREEMENT.

The Reorganization Agreement shall have the following object and content:

A.	The effective and total continuation of Enjoy S.A.'s economic activities;

B.	The restructuring of the Company's debt through granting new payment conditions to all the credits subject to the Reorganization Agreement, under the terms indicated in this document;

C.	The establishment of mandatory prepayment conditions in the event of the Sale of Business Units of the Business Group (as defined below), for the Creditors indicated in each case; and

D.	Allowing the Working Capital Financing (as defined below).

VII.	PAYMENT PROPOSAL FOR THE DIFFERENT CLASSES OR CLASSES OF CREDITORS.

The Creditors shall be divided into classes or categories, in accordance with the provisions of Articles 61 and 64 of Law No. 20,720, according to the origin of their claims, in the following terms:

A.
First Class: Secured Creditors. This class includes creditors whose claims are secured by pledges or mortgages duly constituted as of the date of the Reorganization Resolution (the “Secured Creditors”). The class of Secured Creditors shall be divided into the following subclasses, subject to the provisions of Article 64 of Law No. 20,720:

(1)
Subclass. International Noteholders. This subclass of Secured Creditors includes the holders of the debt issued under the instrument called “Indenture”, dated August 14, 2020, entered into between Enjoy, as issuer, its guarantor subsidiaries, UMB Bank N.A., as representative of the International Noteholders (hereinafter, the “Trustee”), and Lord Securities Corporation, as collateral agent, complemented by the instruments named: (i) “Supplemental Indenture No. 1” dated January 4, 2022; (ii) “Supplemental Indenture No. 2” dated September 23, 2022; (iii) “Supplemental Indenture No. 3” dated January 4, 2023; (iv) “Supplemental Indenture No. 4” dated January 12, 2023; (v) “Supplemental Indenture No. 5” dated January 25, 2023; and (vi) “Supplemental Indenture No. 6” dated November 20, 2023 (hereinafter, the “Indenture”), relating to the secured notes due 2027 (Senior Secured Notes due 2027) that were placed by the Company and which consider the existence of two tranches of Notes, called Tranche A (Tranche A) and Tranche B (Tranche B) (hereinafter, the “International Notes” and the holders thereof or their beneficial owners, the “International Noteholders”).[1] The International Notes are identical in all respects, except for the following: (i) the International Tranche A Notes have priority to be early redeemed in the event of mandatory early redemption resulting from the sale of the assets that secure the International Notes under the terms indicated in the Indenture; and (ii) in the event that the Company enters into liquidation, the Tranche A International Notes shall be entitled to elect to be paid in full (both their principal due and accrued and unpaid interest) before any payment is made to the Tranche B International Notes, all of the foregoing, under the terms described in the Indenture.

(2)
Subclass. Bank Facility Creditors. This subclass of Secured Creditors includes creditors whose claims come from the agreement called “Revolving Facility Agreement”, entered into by means of a public deed dated September 27, 2022, granted at the Notary Office of Santiago of Mr. Eduardo Javier Diez Morello, under Repertoire No. 16,048-2022 (as amended from time to time), between Enjoy, as debtor, Banco Internacional, as creditor, and Inmobiliaria Kuden SpA, as guarantor and co-debtor (hereinafter, the “Bank Facility”).

B.
Second Class: Unsecured Creditors. This class includes those creditors whose claims correspond to unsecured claims (the “Unsecured Creditors”) and who, consequently, are not secured by pledges or mortgages. The class of Unsecured Creditors will be divided into the following subclasses, subject to the provisions of Article 64 of Law No. 20,720:

(1)
Subclass Local Noteholders Unsecured Creditors. This subclass of Unsecured Creditors includes those creditors who are holders of the notes issued by the Company in the local market and which correspond to the Series S Notes, issued by means of a public deed granted on November 4, 2020, at the Notary Office of Santiago of Mr. Álvaro González Salinas, issuance of notes for a fixed amount that was registered under number 1,060 in the Securities Registry of the CMF on January 14, 2021 (the “Series S Notes”) and the  convertible notes Series T that are outstanding, issued by public deed granted on November 4, 2020, in the Notary Office of Santiago of Mr. Álvaro González Salinas, and its subsequent amendment, issuance of convertible notes for an amount that was registered under number 1,069 in the Securities Registry of the CMF on February 22, 2021 (hereinafter, the “Series T Notes” and together with the Series S Notes, the “Local Notes” and the holders thereof or their beneficial owners the “Local Noteholders”).

1 After the exchange of the International Notes for the New International Notes, the "International Noteholders" shall mean the holders of the New International Notes.

(2)	Subclass Unsecured Creditors Suppliers. This subclass of creditors includes Unsecured Creditors who are suppliers of goods and services to Enjoy (the “Suppliers”).

(3)	Subclass Unsecured Creditors Related Companies. This subclass of creditors includes Unsecured Creditors who are companies related to Enjoy (the “Related Companies”).

In the event that any payment required to be made under this Agreement falls on a Saturday, Sunday or public holiday, payment will be made on the next business day.

Excluded from this Agreement are the tax credits for withholding and surcharge taxes, as well as obligations of a labor nature, which will remain in force and payment terms under their originally agreed terms.

The payment proposals for the various classes or classes and subclasses of Creditors, which are subject to the full effectiveness of this Agreement, are detailed below:

VIII.	PAYMENT PROPOSAL FOR SECURED CREDITORS.

A.	Proposal for the International Noteholders Subclass.

The maturity of the credits subject to this letter Section VIII.A shall be extended for a maximum period of 90 days from the date on which the Deliberative Meeting is held, unless prior to such maximum period it becomes certain that the Conditions (as defined below) will not be verified, in which case the term of the extension shall expire on the day on which such conditions have failed (the “International Notes Extension”), unless the Creditors Committee decides to maintain the International Note Extension as provided in Section XVII of this Agreement.

As long as the Conditions are not satisfied, the International Notes will remain in force in accordance with their original terms (including interest accrued after the reorganization request), the events of default and the rights and remedies existing under the Indenture for existing events of default will not be waived; and the current collateral and guarantees of the International Notes, shall remain in full force and effect, provided that, subject to compliance with the Conditions, the guarantees granted by Campos del Norte S.A., Enjoy Caribe SpA, Casino de Iquique S.A., Casino de Puerto Varas S.A. and Yojne S.A. (hereinafter the “International Notes Security”). The foregoing, notwithstanding the fact that, while the International Notes Extension is in force, the International Noteholders undertake not to initiate or continue, either individually or collectively, any enforcement procedure, to the extent that the Conditions are pending.

Subject to the fulfilment of the Conditions (as defined below) the International Notes will be renegotiated on a non-new basis, such rearrangement being reflected in a new Indenture, new Notes, and the collateral documents necessary to extend, ratify and reserve the current International Note Security to the extended and restructured debt (hereinafter, the “New Indenture” and the “New International Notes” and, collectively, the “New Instruments”), in accordance with the terms set out below.

The New International Notes will be divided into two tranches, which will correspond to the Tranche A International Notes and the Tranche B International Notes, maintaining the special characteristics of the Tranche A International Notes described above.

(1)	Principal Payment.

The International Noteholders' credits will be paid in a single bullet instalment, maturing on August 14, 2027, in accordance with the terms currently agreed, without prejudice to any early redemptions that may occur pursuant to the New Indenture and this Agreement.

(2)	Interests.

(a)	Interest accrued up to the date of the Deliberative Meeting:

All credits subject to letter (A) of this Section VIII shall be fixed at the date of the Deliberative Meeting, according to the unpaid balance of principal and interest accrued and not paid up to that date. Conventional interest and interest accrued during the moratorium period until the date of the Deliberative Meeting will be calculated in accordance with the originally agreed rate (including Defaulted Interest and Post-Petition Interest as defined in the Indenture), excluding the payment of penal interest, fines and collection expenses, which, if any, will be expressly forgiven. Interest accrued up to the date of the Deliberative Meeting will be capitalized on that date.

(b)	Interest Rate applicable from the Deliberative Meeting:

As of the date of the Deliberative Meeting, the credits corresponding to the International Notes will accrue interest at an interest rate of 5% per annum based on 30/360 days. The aforementioned interest will be capitalized on a first occasion on August 14, 2024 and from that date onwards quarterly, on February 14, May 14, August 14 and November 14 of each year, and, consequently, will be paid together with the principal on August 14, 2027.

(c)	Principal and Interest Development Table:

Start	Expiration	Capital balance	Amortization	Interest (to be capitalized)

6/18/2024	8/14/2024	238,478,119	0	1,887,952
8/14/2024	11/14/2024	240,366,070	0	3,071,344
11/14/2024	2/14/2025	243,437,415	0	3,110,589
2/14/2025	5/14/2025	246,548,004	0	3,047,607
5/14/2025	8/14/2025	249,595,611	0	3,189,277
8/14/2025	11/14/2025	252,784,888	0	3,230,029
11/14/2025	2/14/2026	256,014,917	0	3,271,302
2/14/2026	5/14/2026	259,286,219	0	3,205,066
5/14/2026	8/14/2026	262,491,285	0	3,354,055
8/14/2026	11/14/2026	265,845,340	0	3,396,913
11/14/2026	2/14/2027	269,242,253	0	3,440,318
2/14/2027	5/14/2027	272,682,571	0	3,370,660
5/14/2027	8/14/2027	276,053,230	279,580,577	3,527,347

(3)	Other Amendments to the Conditions of International Notes.

The provisions contained in the Indenture shall be maintained in the New Indenture and, as consequence, the New International Notes to be issued by the Company and exchanged by the International Noteholders shall be identical in all respects to the existing International Notes and Indenture (including being subject to the laws of the State of New York of the United States of America), with the sole exception of those changes that will be incorporated into the New Indenture and the New International Notes under the terms indicated in Annex No. 2 , which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes. The initial Trustee, Paying Agent and Registrar and Transfer Agent of the New Indenture shall be UMB BANK, N.A. It is noted that the terms contained in Annex No. 2 are those that must be reflected in the New Indenture.

For the avoidance of doubt, in all matters not amended by this Reorganization Agreement, the obligations contained in the Indenture and the International Notes are ratified, and all rights of the International Noteholders under such agreement, and all International Note Security and related documents thereto, shall be maintained.

In addition, shall be an acceleration event under the New International Notes the circumstance that, if approved by the Board of Directors of Enjoy the sale of the Punta del Este business unit, the approval of the shareholders of Enjoy is not obtained for such disposal, if such approval were necessary to carry out such transaction.

(4)	Expenses and Taxes under International Notes.

All collection expenses, fees, and refunds due under the Indenture to the Trustee, the Paying Agent, the Transfer Agent, or the Collateral Agent shall be paid in the manner provided for in the Indenture, including the expenses of advisors and legal counsels that may be incurred under the provisions of the Indenture and those necessary for the purposes of regularizing the International Note Security in accordance with the new modalities agreed upon in the Agreement, which shall also be borne by the Debtor Company.

In the event that stamp tax must be paid for this reason, if applicable, these shall be the sole responsibility of the Debtor Company, and shall be paid in a timely manner at the request of any International Noteholders.

(5)	Renegotiation of International Notes.

Once the Conditions have been met, the International Notes will be renegotiated in the manner indicated above, exchanging the current debt securities for the New International Notes, it being understood, for all legal purposes, that the date of the renegotiation of the International Notes shall be the date of the Deliberative Meeting. The New International Notes are denominated and payable in U.S. dollars of the United States of America (“Dollars”).Once the International Notes have been exchanged for the New International Notes, the Company must obtain CUSIP and ISIN numbers for the New International Notes (separately for the New International Notes Tranche A and the New International Notes Tranche B).

The total principal amount of the New International Notes will be the equivalent of the sum of: (i) USDS$227,349,615 (two hundred and twenty-seven million three hundred and forty-nine thousand six hundred and fifteen Dollars) (equivalent to the total amount of principal owed under the International Notes); and (ii) the total amount of interest under the International Notes (including Defaulted Interest and Post-Petition Interest as defined in the Indenture) accrued and unpaid as of the date of the Deliberative Meeting, that is, the amount of USD$11,128,504 (eleven million one hundred and twenty-eight thousand five hundred and four Dollars).

The New International Notes will be issued and delivered, in exchange for the International Notes, to the Noteholders, with New International Tranche A Notes being delivered to the Tranche A International Noteholders and New Tranche B International Notes to the Tranche B International Noteholders.

The New International Notes will be issued as one or more global securities registered in the name of Cede & Co. as Registration Holder, and as a nominee of The Depository Trust Company, in the same manner as the International Notes were issued.

In addition, all International Note Security and Security Documents set forth in the Indenture and International Notes will be maintained, which will be reflected in the New Instruments, under the terms set forth in this Agreement.

(6)	Promissory notes.

Upon completion of the Conditions, on the same date and subject to the renegotiation of the International Notes and their exchange for the New International Notes, the Debtor Company will deliver promissory notes issued by Enjoy with the same maturity of the New International Notes and for the full amount due under the New Indenture to the satisfaction of the Trustee of the International Noteholders (the “Promissory Notes”).

B.	Proposal for the Bank Facility Creditors Subclass.

The maturity of the credits subject to this Section VIII.B shall be extended for a maximum period of 90 days from the date on which the Deliberative Meeting is held, unless prior to such maximum period it becomes certain that the Conditions (as defined below) will not be verified, in which case the term of the extension shall expire on the day on which such Conditions have failed (the “Bank Facility Extension”), unless the Creditors Committee decides to maintain the Bank Facility Extension as provided in Section XVII of this Agreement.

As long as the Conditions are not complied with, the Bank Facility will remain in force according to its original terms (including interest accrued after the reorganization request), the events of default and the rights and remedies existing thereunder for existing causes of default will not be waived; and the current collateral and guarantees of the Bank Facility (hereinafter the “Bank Facility Security”) shall remain fully in force. The foregoing is notwithstanding the fact that, while the Bank Facility Extension is in force, the Bank Facility Creditor undertakes not to initiate any enforcement proceedings, to the extent that the Conditions are pending.

Subject to compliance with the Conditions (as defined below), the terms set forth below shall apply to Bank Facility.

(1)	Principal Payment.

The credits of the Bank Facility Creditor will be extinguished by means of payment in a single installment (bullet), with funds from the sales to be made by Enjoy and Inmobiliaria Kuden

S.A. to the Bank Facility Creditor of the real estates granted as collateral under the Bank Facility Collateral (the “Properties”), or they will be extinguished by another method of extinguishing equivalent to the payment to be agreed by Enjoy and the Bank Facility Creditor.

Subsequent to the purchase, leasing agreements will be entered into with the Bank Facility Creditor, with respect to each of the Properties, which will be payable in accordance with the tables set forth in Annex No. 3 which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes. The value considered for the purposes of the leasing agreements will correspond to the amount pending payment of principal under the Bank Facility, plus the interest accrued up to the date of execution of the leasing agreements on the Properties, as established in numeral (2) below.

As a consequence of the foregoing, once lease agreements with an option to purchase have been entered into with respect to the Properties, the credits of the Bank Facility Creditor subject to this Agreement will be extinguished.

(2)	Interests.

(a)	Interest accrued up to the date of the Deliberative Meeting:

The credits referred to in letter (B) of this Section VIII shall be fixed at the date of the Deliberative Meeting, according to the outstanding balance of principal and interest accrued and not paid up to that date. The conventional interest and those that have accrued during the moratorium period until the date on which the Deliberative Meeting is held, will be calculated in accordance with the originally agreed rate, excluding the payment of penal interest, fines and collection expenses, which, if any, will be expressly forgiven. Interest accrued up to the date of the Deliberative Meeting will be capitalized on that date.

(b)	Interest Rate applicable from the Deliberative Meeting:

From the date of the Deliberative Meeting, the credits subject to letter (B) of this Section VIII will accrue interest applying an annual interest rate of 6.0% per annum based on 30/360 days until the date of execution of the lease contracts on the Properties. Interest will be capitalized on that date.

IX.	PAYMENT PROPOSAL FOR THE UNSECURED CREDITORS.

A.	Proposal for the Subclass of Local Noteholders Unsecured Creditors.

In the event of compliance with the Conditions (as defined below), the claims of the Local Noteholders will be restructured under the terms set forth in this letter A. of Section IX.

The maturity of the Notes will be extended for a maximum period of 90 days from the date on which the Deliberative Meeting is held (hereinafter, the “Extension of the Local Notes”), unless prior to that date it becomes certain that the Conditions will not be verified, in which period the Extension of the Local Notes will expire on the day on which said conditions have failed, unless the Creditors Committee resolves to maintain the Extension of the Local Notes as provided in Section XVII of this Agreement. While the Local Note Extension is in effect, Local Noteholders agree not to initiate or continue, individually or collectively, any enforcement proceeding, to the extent the Conditions are pending.

As long as the Conditions are not satisfied, the Local Notes will remain in force under their original terms (including interest accrued after the reorganization request).

Once the Conditions have been met, the Local Notes will be fixed as if they had been rescheduled on the day of the Deliberative Meeting, according to the balance of unpaid principal and interest accrued up to that date. The conventional interest and those that have accrued during the moratorium period (i.e. until the date on which the Deliberative Meeting is held) will be calculated in accordance with the rate originally agreed therein, excluding the payment of penal interest, fines and collection expenses which, if any, will be expressly forgiven. Interest accrued up to the date of the Deliberative Meeting will be capitalized on that date.

In the event that stamp tax is to be paid for this concept, if applicable, these shall be the sole responsibility of the Debtor Company, and shall be paid in a timely manner at the request of any Creditor.

Once the Conditions have been satisfied, the provisions of this point A shall apply.

(1)	Series S Notes.

(a)	Principal Payment:

The Debtor Company shall pay the entire principal of the loans of the Local Noteholders corresponding to the rescheduled Series S Notes, in a single installment (bullet), within a period of 90 days from the date of compliance of the Conditions. The foregoing is without prejudice to the mandatory prepayment of these credits that is regulated in Section IX A.1 (c) below.

(b)	Interests.

(i)	Interest accrued up to the date of the Deliberative Meeting:

All credits under the Series S Notes will be fixed as of the date of the Deliberative Meeting, according to the outstanding balance of principal and interest accrued and not paid up to that date. Conventional interest and interest accrued during the moratorium period (i.e., until the date on which the Deliberative Meeting is held), excluding the payment of penal interest, fines and collection expenses, which, if any, will be expressly waived. Interest accrued up to the date of the Deliberative Meeting will be capitalized on that date.

(ii)	Interest Rate applicable from the Deliberative Meeting:

As from the date of the Deliberative Meeting, the credits corresponding to the Series S Notes will accrue interest at an interest rate of 5% per annum calculated on the basis of 30-day months and 360-day years. The aforementioned interest will be paid and/or capitalized, as applicable, on the dates shown in the following development table:

Semiannual rate

Expiration Date	Interest to be capitalized	Interest payable
December 18, 2024	Semiannual rate 2.5%
June 18, 2025	Semiannual rate 2.5%
December 18, 2025	Semiannual rate 2.5%
June 18, 2026	Semiannual rate 2.5%
December 18, 2026	Semiannual rate 2.5%
June 18, 2027	Semiannual rate 2.5%
December 18, 2027	Semiannual rate 2.5%
June 18, 2028	Semiannual rate 2.5%
December 18, 2028		Semiannual rate 2.5%
June 18, 2029		Semiannual rate 2.5%
December 18, 2029		Semiannual rate 2.5%
June 18, 2030		Semiannual rate 2.5%
December 18, 2030		Semiannual rate 2.5%
June 18, 2031		Semiannual rate 2,5%
December 18, 2031		Semiannual rate 2.5%
June 18, 2032		Semiannual rate 2.5%
December 18, 2032		Semiannual rate 2.5%
June 18, 2033		Semiannual rate 2.5%
December 18, 2033		Semiannual rate 2.5%
June 18, 2034		Semiannual rate 2.5%
December 18,2034		Semiannual rate 2.5%

(iii)	Other Amendments to the Conditions of the Series S Notes.

As from the date of the Deliberative Meeting, the rescheduled Series S Notes will be subject, solely and exclusively, to the affirmative and negatives covenants contained in this Agreement and the events of default provided for in the debt securities containing the rescheduled Series S Notes, will not be applicable.

For the avoidance of doubt, in all matters not modified by this Reorganization Agreement and its Annex, the obligations contained in the respective documents of the Series S Notes are ratified and therefore all other rights of the Local Noteholders under the respective instruments will be maintained.

(c)	Mandatory Prepayment:

All rescheduled Series S Notes will be mandatorily prepaid (being mandatory to both the Debtor Company and for the respective Local Noteholders), without prepayment cost, and considering their par value as of the Prepayment Date, i.e., the outstanding balance of principal and interest accrued and not capitalized up to the Prepayment Date, which will be capitalized on such date (hereinafter the “Prepayment Amount”) through the delivery of local fixed-rate notes to be issued by the Debtor Company as described in this Agreement.

In order to make the mandatory prepayment of the entire Prepayment Amount, the Debtor Company unconditionally and irrevocably assumes the obligation to issue new local note for, at least, an amount equivalent to the Prepaid Amount (hereinafter, the “New Local Note”) and register them in the Securities Registry of the CMF, with the following characteristics:

(i)         Term: The New Local Note will mature on December 18, 2034..

(ii)        Currency: The New Local Note will be issued in Pesos.

(iii)       Principal Amortization: The dates of payment of interest and principal amortization of the New Local Note, as well as the amounts to be paid in each case, are those that appear in the amortization table indicated in letter (v) below.

(iv)       Interest: Interest will be determined and paid at an annual interest rate of 5% per annum on a base basis, calculated on the basis of 30-day months and 360-day years, equivalent to a semi-annual interest rate of 2.5%, calculated on the basis semesters of 180 days semesters.

(v)        New Local Note Amortization Table:

Expiration Date	Amortization	Interest to be capitalized	Interest payable
December 18,2024	0% of Principal	Semiannual rate 2.5%.
June 18, 2025	0% of Principal	Semiannual rate 2.5%.
December 18,2025	0% of Principal	Semiannual rate 2.5%.
June 18, 2026	0% of Principal	Semiannual rate 2.5%.
December 18,2026	0% of Principal	Semiannual rate 2.5%.
June 18, 2027	0% of Principal	Semiannual rate 2.5%.
December 18,2027	0% of Principal	Semiannual rate 2.5%.
June 18, 2028	0% of Principal	Semiannual rate 2.5%.
December 18,2028	0% of Principal		Semiannual rate 2.5%.
June 18, 2029	0% of Principal		Semiannual rate 2.5%.
December 18,2029	0% of Principal		Semiannual rate 2.5%.
June 18, 2030	2.5% of Principal		Semiannual rate 2.5%.
December 18,2030	2.5% of Principal		Semiannual rate 2.5%.
June 18, 2031	5.0% of Principal		Semiannual rate 2.5%.
December 18,2031	5.0% of Principal		Semiannual rate 2.5%.
June 18, 2032	7.5% of Principal		Semiannual rate 2.5%.
December 18,2032	7.5% of Principal		Semiannual rate 2.5%.
June 18, 2033	12.5% of Principal		Semiannual rate 2.5%.
December 18,2033	12.5% of Principal		Semiannual rate 2.5%.
June 18, 2034	22.5% of Principal		Semiannual rate 2.5%.
December 18,2034	22.5% of Principal		Semiannual rate 2.5%.

(v)        Other Conditions of New Local Note: The other conditions of the New Local Note will correspond to those contained in the Series S Notes, with the amendments and terms as indicated in Annex No. 4 which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes.

(vi)	Mandatory Prepayment Procedure:

The procedure that will be applicable for the purposes of making the mandatory prepayment of the Prepayment Amount of the rescheduled Series S Notes will be as follows:

(x)	Prepayment Date:

Within 90 calendar days from the date on which the Conditions have been fulfilled, the Debtor Company shall proceed to make the mandatory prepayment of the rescheduled Series S Notes (hereinafter the “Prepayment Date”). For these purposes, Enjoy shall give a prepayment notice to Local Noteholders, by sending a Material Fact at least 5 BankingDays prior to the Prepayment Date.

(y)	Prepayment Procedure:

The prepayment will be made on the Prepayment Date by electronic funds transfers, in the case of cash payments, and through the delivery of the New Local Note or minimum marketable positions of the same, through the Depósito Central de Valores S.A., Depósito de Valores (hereinafter the “DCV”) through their transfer and/or deposit in the accounts that the respective Local Noteholders have registered with the DCV, prior instruction to the latter by the Debtor Company and information to the Interventor.

Likewise, on the Prepayment Date, the Debtor Company will deliver an instruction to the DCV to cancel the positions corresponding to the Series S Notes that have been subject to the prepayment.

(z)	Prepayment Amount:

If there are fractions of New Local Note as a result of the difference between the Prepayment Amount, and the cut-off amount of the New Local Note or its minimum tradable price, the difference will be paid in money by the Debtor Company to the respective Local Noteholder on the Prepayment Date. If the difference is less than $1, the result will be approximated to $1.

(2)	Series T Notes:

In accordance with the provisions of Article 64 of Law No. 20,720, more favorable conditions are proposed for Local Noteholders of Series T Notes. The most favorable condition will consist of the payment of their credit in an installment, payable within 180 days from the fulfillment of the Conditions. The amount due under the outstanding Series T Notes is $523,156 (five hundred twenty-three thousand one hundred fifty-six Pesos).

(3)	Authorization.

To facilitate the registration in the Securities Registry of the amendments of the Local Notes that are rescheduled under this Agreement, the Debtor Company shall be expressly authorized, together with the Interventor (as defined below), if applicable, and the Representative of the Local Noteholders, to enter into all acts, agreements and documents, whether public or private, that are necessary, convenient or required by a competent authority to reflect the terms of this Agreement in the rescheduled Local Notes, including, without limitation, through the amendment of the same and/or through the execution of new securities issues that may be necessary to instrumentalize the amendments of the rescheduled Local Notes and the Extension of the Local Notes (“New Issuances”), if applicable, which may be delivered to the Local Noteholders of the rescheduled Local Notes in exchange for their respective credits. In this regard, the Debtor Company shall be expressly authorized to deliver to the CMF, stock exchanges and the DCV, the instructions and information that may be necessary for the instrumentalization of the rescheduled Local Notes, their extension and amendments, under the terms provided in this Agreement, including, but not limited to, instructions to register amendments of the Local Notes and/or the registration of New Issuances and to execute the exchanges abovementioned.

B.	Proposal for the Subclass of Unsecured Creditors Suppliers.

In accordance with the provisions of Article 64 of Law No. 20,720, more favorable conditions are proposed for some of the Unsecured Creditors. The most favorable condition proposed consists of the payment of 100% of the principal of the credits from invoices or receipts issued by Suppliers, through the payment on a maximum term of 24 months, from the date pf approval of this Judicial Reorganization Agreement, under the terms of Article 89 of Law No. 20,720.

These Suppliers represent 25 Creditors, for a total amount of $826,327,996 (eight hundred and twenty-six million three hundred and twenty-seven thousand nine hundred and ninety-six Pesos) and are detailed in Annex No. 5 which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes.

C.	Proposal for the Subclass of Unsecured Creditors Related Companies.

The Unsecured Creditors Related Company correspond to nine Creditors, which are detailed in Annex No. 6 which is attached in the second petition to the Court of this filing, and which forms an integral part of the to this Agreement for all legal purposes.

The claims of the Unsecured Creditors Related Companies subclass shall be paid after payment of all other claims subject to this Agreement.

X.	PREPAYMENT IN CASE OF SALE OF BUSINESS UNITS.

Enjoy shall be authorized to carry out the sale of one or more business units, in total or in part, whether they are carried out through the sale of shares in companies owned directly or indirectly by Enjoy, through the sale of the assets comprising such business unit or, eventually, through the sale of shares in Enjoy S.A. (any such disposal, the “Sale of Business Units”), which may be carried out without the need for approval from the Creditors, to the extent that the requirements set forth below are met. For these purposes, the Debtor Company must file a Business Unit Sale plan with the Creditors' Committee for its approval, so that such plan may be approved within 90 days from the date of the Deliberative Meeting, which period may be extended by the Creditors' Committee.

In the event of any Sale of Business Unit, prepayments of the credits subject to this Agreement must be made, in accordance to the terms set forth below:

1.	Sale of Business Units of Coquimbo, Pucón or Punta del Este.

In the event of the Sale of Business Units corresponding to Coquimbo (Coquimbo Assets, as defined in the Indenture), to Pucón (Pucón Assets, as defined in the Indenture) or Punta del Este (Baluma Assets, as defined in the Indenture), with the proceeds obtained from the sale, either directly or indirectly, of said business unit (net of the expenses and costs associated with the respective operation), the following mandatory prepayments or redemptions must be made, in the indicated priority:

a.          First, the amount corresponding to the Minimum Redemption Amount (as defined in the Indenture) or 80% of the net sale value, as applicable under the Indenture (or the New Indenture, depending on the time of sale) shall be allocated to the payment or redemption to the respective Secured Creditor that has a collateral over the respective business unit to be sold, for payment or redemption of the principal due and the interest accrued as of the date of prepayment, as well as any other amount payable on the occasion of the prepayment or redemption, in accordance with the provisions of the respective credit, up to the amount indicated above;

b.          Second, if there is any surplus after making the prepayment referred to in letter (a) above, to the creditors providing Working Capital Financing (as defined below), up to the principal amount and interest accrued as of the date of the prepayment, as well as any other amounts payable on the occasion of an advance payment, in accordance with the provisions of the respective credit; and

c.          Third, if there is any surplus after making the aforementioned payments in full, to the Unsecured Creditors (including, in this case, the redemption of the New Local Note), as well as to those Secured Creditors who do not have a collateral over the business unit that is sol, in proportion to their credits.

2.	Sale of Business Units other than Coquimbo, Pucón or Punta del Este.

In the event of the Sale of Business Units other than Coquimbo (Coquimbo Assets, as defined in the Indenture), Pucón (Pucón Assets, as defined in the Indenture) or Punta del Este (Baluma Assets, as defined in the Indenture), with the proceeds from the sale, either directly or indirectly, of such business unit (net of the expenses and costs associated with the respective operation), the following mandatory prepayments or redemptions must be made, in the indicated priority:

a.          First, to creditors who provide Working Capital Financing (as defined below), up to the principal amount and interest accrued as of the date of prepayment, as well as any other amounts payable on the occasion of an advance payment, in accordance with the provisions of the respective credit; and

b.          Second, if there is any surplus after making the advance payment established in letter a. above, to the Secured Creditors and the Unsecured Creditors (including, in this case, the redemption of the New Local Note), in proportion to their creditors.

2.	Common Provisions for Any Sale of Business Units.

a.          In the event of the sale of Coquimbo's assets (Coquimbo Assets, as defined in the Indenture), Pucón (Pucón Assets, as defined in the Indenture) or Punta del Este (Baluma Assets, as defined in the Indenture), the provisions of the New Indenture shall apply, however, in case the respective sale price does not reach the Minimum Redemtpion Amount (as defined in the Indenture), the approval of the International Noteholders will not be necessary, to the extent that Enjoy has enough funds to cover such difference, so that the redemption of the International Notes is made, at least, for such amount. Only in the event that such amount is not reached and Enjoy does not have funds to cover the difference, the Creditors Committee shall have to approve the respective sale price.

b.          Mandatory prepayments or redemptions made pursuant to this Section X shall be charged in accordance with the provisions of the New Indenture, the Bank Facility, the Local Notes issuance agreements and/or the New Issuance agreements (including New Local Note) and, in the case of other Creditors, if applicable, it shall be charged first to the interest accrued and not paid up to the date of payment or early redemption and, subsequently, to the principal.

c.           The payment or redemption must be made within thirty banking days of receipt of the funds from the respective buyer.

d.         Prior to the sale, all corporate and regulatory authorizations required to carry it out must be obtained, which must be accredited to the Interventor and the Creditors Committee.

XI.	WORKING CAPITAL FINANCING.

The Debtor Company may incur in new working capital financing, which may be a revolving financing (the “Working Capital Financing”), between the minimum amount of 15,000,000,000 Pesos and for a maximum amount of 60,000,000,000 Pesos, as principal, which may be granted by Creditors or third parties.

The Working Capital Financing may be secured by means of first lien priority pledge without conveyance on the shares directly or indirectly owned by Enjoy and issued by Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. and/or San Antonio Hoteles II, pledge over the cash flows from the sale of shares of Casino Gran Los Angeles S.A., Casino Rinconada S.A., Casino de Juegos del Pacífico S.A., Casino La Bahía S.A., Casino del Mar S.A. and Casino del Lago S.A., , as well as pledges on the cash flows from the sale of the real estate assets owned by the companies Inmobiliaria Rinconada S.A., Inmobiliaria Proyecto Integral Antofagasta S.A. or of any other company that is part of the Business Group and that is free of liens as of this date. No authorization from the Creditors shall be required for the granting these collateral.

The Working Capital Financing shall be paid with cash excess above the minimum amount required to finance the operation of the Business Group.

Working Capital Financing will be prepaid in the cases and on the terms set forth in Section X of this Agreement.

XII.	CONDITIONS.

This Agreement is subject to the following conditions precedent, established for the benefit of the Creditors (the “Conditions”):

(a)	That this Agreement is deemed approved and enter into force, in accordance with the provisions of Article 89 of Law No. 20,720;

(b)
That the Bankruptcy Court of the Southern District of New York of the United States of America recognize this Agreement in the Chapter 15 proceeding that was initiated with respect to Enjoy in that court in connection with its Reorganization Proceeding, Case No. 24-10433 (MG);

(c)
That the Promissory Notes, promissory note extension sheets and the documents of reservation and ratification of security referred to in Section XX below be executed simultaneously, in both cases to the satisfaction of the Trustee;

(d)	That the certificate of compliance with the Conditions by the Interventor is granted.

In the event that the Interventor determines that the Conditions have failed without them being verified:

(a)	International Noteholders may exercise all of their rights under the Indenture to obtain payment of their claims, without limitation and without subjection to this Agreement;

(b)	Failure to comply with the Conditions or the expiration of the term without verification of the Conditions will be a Bankruptcy Law Event of Default under the Indenture; and

(c)
International Noteholders may judicially enforce and collect their claims individually in accordance with the rules of Indenture, with all their collateral or guarantees and in any jurisdiction, without the need to obtain a declaration of breach of this Agreement and without the Agreement serving as a defense to such enforcement.

Once the Conditions have been met, the International Notes will be renegotiated through their exchange for the New International Notes, and the provisions of the New Indenture will apply.

XIII.	COVENANTS.

Unless otherwise permitted by the Creditors Committee, from the approval of the Agreement and as long as it remains in force, the following obligations to do and not to do are established:

A.	Affirmative Covenants.

(1)
To carry out or cause to carry out all necessary measures to preserve and maintain in full force and effect its corporate existence and validity, without altering its corporate form, including its status as publicly traded, limited-liability corporation, registered with the Securities Registry maintained for these purposes by the CMF and, in addition, including, but not limited to, its dissolution or transformation, without incurring legal grounds for dissolution; as well as to preserve and maintain all rights, properties, licenses, trademarks, permits, exemptions, easements, concessions or patents that may be necessary for the normal functioning of the Debtor Company and the development of its business operations; and to maintain all its relevant assets in good state of repair consistent with their natural use and wear and tear. However, Enjoy may carry out the Sale of Business Units under the terms of this Agreement and, in addition, may (through the respective company) dispose, renounce or in any other way, cease to be the holder of the permits or licenses associated with the Coquimbo Casino, the Pucón Casino, the Viña del Mar Casino and/or the Puerto Varas Casino, without such events or their consequences being deemed to constitute a breach under this Agreement;

(2)
To pay all taxes and other applicable tax obligations as well as those of a labor-related origin or other preferential payments in accordance with current law, except those that may be disputed in good faith and in accordance with the appropriate legal procedures;

(3)
To fulfill in all aspects the laws, regulations and provisions and applicable orders, specifically including, without restriction, the timely payment of all taxes, contributions, encumbrances and tax charges of any other kind affecting the Debtor Party or its assets, and to fulfill any tax, labor, social security and environmental obligations that may apply thereto in a timely fashion, as applicable, except those with respect to which the appropriate legal appeals have been filed in good faith;

(4)	To provide the Interventor with all additional financial and/or accounting information that might be requested thereby;

(5)
To ensure that, at all times, its obligations under this Reorganization Agreement have at least the same prevalence and payment priority under the law as its remaining payment obligations, current or future, to other creditors of the same class, in accordance with the law. The above is without prejudice to the preferences set forth in this Reorganization Agreement;

(6)	To obtain the Working Capital Financing within 60 days from the fulfillment of the Conditions; and

(7)	To complete, sign, execute and enter into any instruments and agreements to afford complete fulfillment of the Reorganization Agreement, as required of it by the Interventor.

B.	Negative Covenants.

(1)
Grant loans or credits or any type of financing to third parties, unless: (a) they are companies that are part of the Business Group; or (b) in the case of financing within the ordinary course of Enjoy's business, which in any case must always be carried out under market conditions;

(2)
Carrying out transactions with related parties without complying with the provisions of Title XVI of Law No. 18,046, on Corporations. For all intents and purposes, “transactions with related parties” shall be understood as those defined as such in Article 146 of Law No. 18,046, or that which modifies or replaces it in the future; and

(3)
As from the date of the Deliberative Meeting that approves the Agreement, establish itself as endorser, guarantor, joint and several co-debtor or commit its equity to fulfill third-party obligations, unless said third parties are companies part of the Business Group.

The foregoing is without prejudice to the fact that, as indicated in this Agreement, the affirmative and negative covenants to the International Noteholders contained in the Indenture (with the changes described in Annex No. 2) will be maintained.

XIV.	ADMINISTRATION.

During the term of this Agreement, the administration of the Debtor Company shall be exercised by the current entities that have established by its bylaws, whether currently in force or to be amended, as the case may be, subject to the action of the Interventor and the Creditors Committee, in accordance with Article 69 of Law No. 20,720.

Notwithstanding the foregoing and in accordance with the provisions of Article 69 of Law No. 20,720, it is proposed that the creditors at the Deliberative Meeting appoint an Interventor with the authority indicated in Section XVI below, and for the period of term provided for in the aforementioned provision.

XV.	BANKING GUARANTEES (BOLETAS DE GARANTÍA) AND INSURANCE POLICIES.

In order to guarantee to the Superintendence of Gambling Casinos fulfillment of the technical offer, construction and development of the projects in a timely and appropriate manner at the casinos of Coquimbo, Viña del Mar, Puerto Varas and Pucón and, finally, to fully comply with the economic offer contained in the tender proceedings carried out by the regulatory authority, as of this date, Banking Guarantees (Boletas de Garantía) and Insurance Policies are in force for approximately UF4,800,000.- (four million eight hundred thousand Unidades de Fomento), in favor of Casino de la Bahía S.A., Casino del Mar S.A., Casino de Lago S.A., and Casino de Puerto Varas S.A., issued by Banco BTG Pactual Chile, Orsan Seguros de Crédito y Garantía S.A., CESCE Chile Aseguradora S.A. and AVLA Seguros de Crédito y Garantía S.A. (collectively, the “Issuers”)

The obligations in favor of the Issuers are secured with the endorsement, joint and several surety and joint and several co-debt of Enjoy and with a first lien priority mortgage on a property owned by Inmobiliaria Rinconada S.A. and a first lien priority mortgage on a property owned by Inmobiliaria Proyecto Integral Castro SpA.

The Creditors acknowledge the obligations in favor of the Issuers, as well as the collateral that secure them.

XVI.	INTERVENTOR.

In accordance with the provisions of Article 69 of Law No. 20,720, there will be an insolvency Interventor (the “Interventor”) who will exercise his or her functions while this Agreement is in force, who will have the powers indicated below:

(1)	Supervise the due compliance with the Agreement and surveille the activities of the Debtor Company;

(2)
To summon ordinary and extraordinary meetings of the Creditors Committee, as applicable, and to attend them with the right to speak, together with preparing the minutes of the meetings of the Committee;

(3)	Inform the Creditors Committee of any antecedents or transactions that may affect the normal service of the debt subject to this Agreement;

(4)	Regularly report to the Creditors Committee on income and expenses and, in particular, on efficiency and operational expenses and payment of suppliers;

(5)	Comply with and execute all the powers and obligations established in this Agreement and those entrusted by the Creditors Committee;

(6)
In order to carry out the functions described above, the Interventor shall have access to the offices and facilities of the Debtor Company to request all the accounting, financial and commercial information of the Debtor Company, in order to verify or control the due compliance with the obligations contracted in the Agreement, and maintaining confidentiality with respect to the corporate business; and

(7)	Such other powers as may be granted in this Reorganization Agreement.

The fees of the Interventor shall be determined at the first meeting of the Creditors Committee, with the approval of the Debtor Company.

The Interventor shall immediately cease to perform his/her duties, by operation of law and without the need for a judicial declaration or any notification, in the event that this Agreement is understood to have been complied with under the terms of letter A. of Section XVIII below, without prejudice to the fact that the Interventor may certify the occurrence of such facts., for reasons of mere certainty.

XVII.	CREDITORS COMMITTEE.

In order to supervise compliance with the provisions of the Agreement, from the date of the Deliberative Meeting and as long as the Agreement remains in force there will be a non- remunerated Creditors Committee (the “Committee” or "Creditors Committee"). The Committee shall consist of five members and their respective alternates, of which two shall be elected by the International Noteholders, one shall be elected by the Bank Facility Creditor and two shall be elected by the Local Noteholders. Each of the above-mentioned creditors shall have the right to remove their representative on the Creditors Committee and appoint their replacement. The members and alternates of the Creditors' Committee who will be representatives of the Creditors will be elected at the Deliberative Meeting.

The Debtor Company, with its respective advisors, may attend the meetings of the Creditors Committee with the right to speak, but without having the right to vote.

The meetings of the Creditors Committee shall be constituted by an absolute majority of its members, on the first summons, and with those who attend, on the second summons. Decisions shall be taken by an absolute majority of the members of the Committee at the first summons and by an absolute majority of those attending at the second summons, unless a different quorum is required by this Agreement or by the Committee itself.

The Creditors Committee shall determine the manner in which it operates and shall determine the periodicity of its meetings. However, the administration of the Debtor Company or the Insolvency Interventor, as the case may be, may require the Creditors Committee to meet to hear and resolve specific matters. For these purposes, a registered letter will be sent to the address of the legal representative of the respective members of the Creditors Committee or to their e- mails (registered at the first constituent session of this Creditors Committee), at least two banking days in advance, requiring the meeting, indicating the matter to be consulted or discussed. Consecutive summonses must be at least two banking days between the first and second summonses. If, at their request, the Creditors Committee does not meet after two consecutive summonses, the corresponding authorizations will be requested from the competent Court. This time limit and the summons formalities may be waived if the Committee meets in the presence of all its members, the Interventor and the Debtor Company.

In the event that one or more of the members of the Creditors Committee must pronounce on any matter, act or contract in which he or any of his related persons is involved, or has any interest other than his sole capacity as a Creditor under this Agreement, he must abstain from pronouncing and, in such case, their vote will not be considered for the purposes of the approval quorum.

The Interventor shall be required to be present at all meetings of the Committee, with the right to speak, but without the right to vote.

The powers of the Creditors Committee shall be those indicated in this Agreement and, in particular, the following:

a)	To be informed and to know the account to be rendered by the Interventor at the intervals determined by the Committee.

b)	Request from the Interventor the reports they deem necessary.

c)
Access to the accounting, financial or commercial information of the Debtor Company, without hindering the normal development of its corporate business, subject to the favorable opinion of the Interventor, and always maintaining confidentiality with respect to the information to which they have access and must refrain from disclosing it to third parties. For these purposes, they must sign a confidentiality agreement containing the aforementioned obligation.

d)
In the event of a vacancy or absence of the Interventor, whether due to non-acceptance of the position, resignation, death, removal or any other cause, the Committee by a simple majority may appoint a new Interventor, as appropriate, with all the powers granted to him or the previous ones and set forth in this Agreement.

e)
Modify all or part of the content of the Agreement, except with regard to the status of Creditor, its class or category, differences between Creditors of the same class or category, amount of their claims and their preferences.

f)
To agree to the extensions of the dates stipulated in this Agreement, in a reasoned manner, when requested by the Debtor Company, without prejudice to the fact that: (i) in order to approve the maintenance of the Extension of the International Notes, the vote of the members of the Committee elected by the International Noteholders is required; (ii) in order to approve the maintenance of the Bank Facility Extension, the vote of the members of the Committee elected by the Bank Facility Creditor is required; and (iii) in order to approve the maintenance of the Local Notes Extension, the vote of the members of the Committee elected by the Local Noteholders is required.

g)	Declaring the non-compliance with the affirmative and negative covenants set forth in this Agreement.

h)
Subject to the Company's consent, agree to waive, on behalf of the Creditors, the fulfillment of any of the conditions or obligations established for their benefit in the Agreement, or agree to their compliance in a manner other than that originally contemplated or temporarily suspend their application.

i)	Authorize the Company to acquire new financial obligations that are not expressly permitted in the Agreement.

j)	Grant the authorizations referred to in Article 67 of Law No. 20,720.

k)
In the event that the Conditions set forth in Section XII are not met, the Creditors Committee will analyze and determine a mechanism that allows the implementation of the renegotiation of the credits subject to this Agreement in the terms provided therein, as indicated for each case.

l)
Subject to the Company's consent, modify this Agreement, in accordance with Article 83 of Law No. 20,720 and its limitations, as well as interpret any obscure and unclear passages that may exist therein;

m)	Approve the Business Unit Sale plan; and

n)	Such other powers as may be granted to it by this Agreement, in particular to grant the authorizations set forth in this Agreement.

The Creditors Committee shall immediately cease its functions, by operation of law and without the need for a judicial declaration or any notification, in the event that this Agreement is deemed to have been complied with under the terms of letter B. of Section XVIII below. The foregoing is without prejudice to the fact that the Interventor certifies the occurrence of these events, for reasons of mere certainty.

XVIII.	APPROVAL AND TERM OF THE AGREEMENT.

A.	Approval and Effective of the Agreement.

Pursuant to Article 89 of Law No. 20,720, this Agreement shall be deemed as approved and shall enter into force provided that:

(1)	Upon expiration of the period for disputing it, without it having been disputed, and the competent court so declares to be so of its own behest or at the request of any interested party or the Veedor;

(2)	If it has been disputed and the disputes are rejected, as soon as the resolution rejecting the dispute or disputes is enforceable and the Agreement is declared approved; and

(3)
Without prejudice to the above, and notwithstanding any disputes as might have been filed against it, the Agreement shall be understood as approved and shall begin to apply unless said disputes were filed by creditors of a specified class or category, representing at least 30% of the liabilities with right to vote in their respective class or category.

B.	Termination of the Agreement.

This Agreement shall remain in force (unless terminated earlier in accordance with the provisions of Articles 98 et seq. of Law No. 20,720) until the following events have occurred: (i) the New International Notes have been paid; (ii) the mandatory prepayment of the Series S Notes has occurred; and (iii) the Bank Facility has been paid.

XIX.	BREACH OF AGREEMENT.

In accordance with the provisions of Articles 98 et seq. of Law No. 20,720, any of the Creditors may request a declaration of default in the event of non-compliance with the provisions of this Agreement, in the event that the Creditors' Committee has declared the non-compliance of the affirmative and negative covenants of this Agreement and/or in the event that the poor state of the Debtor's business has worsened in such a way as to give rise to fears of harm to the Creditors.

XX.	SECURITY INTERESTS.

A.	International Notes.

Enjoy's obligations contained in the Indenture and in the International Notes are ratified, and therefore the real and personal guarantees established in these documents to guarantee the payment of the Indenture's obligations are maintained, ratified and reserved, expressly and in all their parts. Likewise, such real and personal guarantees will guarantee all of Enjoy's obligations under the New Notes, and the documents that may be required under Chilean and Uruguayan law for the due reservation, ratification and maintenance of the same, or for the creation of new collateral in terms substantially identical to the current ones, must be granted.

By this act, or by means of a Public Deed of Declaration (hereinafter the “Deed of Declaration of International Notes”) accompanied to the 8th Civil Court of Santiago, in case number C-1590-2024, prior to the celebration of the Deliberative Meeting, Enjoy Gestión Limitada., Inversiones Enjoy SpA, Inversiones Inmobiliarias Enjoy SpA., Enjoy Consultora S.A., Nueva Inversiones Andes Entretención Limitada., Inmobiliaria Proyecto Integral Coquimbo SpA, Operaciones Integrales Coquimbo Limitada, Inmobiliaria Kuden SpA, Inmobiliaria Proyecto Integral Castro SpA, Slots S.A., Masterline S.A., Kuden S.A., Operaciones Turísticas S.A., Operaciones Integrales Isla Grande S.A., Rantrur S.A., Casino de la Bahía S.A., Casino del Mar S.A., Casino del Lago S.A. and Baluma S.A., (hereinafter collectively referred to as “Guarantors of the International Notes”), represented by their representative Mrs. Esteban Rigo-Righi Baillie

C.I. Nº 13.454.480-5 and Marcelo Tapia Cavallo C.I N° 10.220.513-8, appear and expressly declare that they agree to Enjoy's obligations under the Indenture, this Agreement and the New Notes, and expressly declare that the pledges, mortgages, trusts and joint and several co-debt granted by them under the terms indicated in the Indenture, as applicable, shall also extend to the obligations of the Debtor Company under the Indenture, this Agreement and the New Notes, under the terms set forth in this Agreement.

For the avoidance of doubt, the real and personal guarantees securing Enjoy's obligations under the Indenture and the International Notes, reserved and ratified herein or by means of the International Notes Declaration Deed, are extended and agree to the full payment of Enjoy's debt to the International Noteholders, either by virtue of this Agreement, the current International Notes, the Indenture and its Security Documents, or the New Indenture and the New International Notes, extending in all cases to the successive extensions, reagreements or novations of such credits, which is expressly accepted by the Guarantors of the International Notes in appearance. The Guarantors of the International Notes, represented in the manner set forth above, undertake to enter into all acts, agreements and documents that are necessary or convenient for the implementation of this Reorganization Agreement, including, at or before and as a condition of the exchange of the International Notes for the New International Notes, the granting of public deeds of reservation and ratification of guarantees, and the granting of the corresponding corporate authorizations, to the satisfaction of the Trustee.

In the event that the Trustee considers that, for any of the guarantees, it is more beneficial for the Holders of International Notes to grant new guarantee contracts that fall on the same assets, movable or immovable, instead of the ratification and reservation of the existing ones, the Guarantors will sign all the acts, agreements and documents that are necessary or convenient for the implementation of such new collateral on terms substantially the same as the current collateral, and the exchange condition shall be deemed to have been fulfilled upon the granting of the new collateral to the satisfaction of the Trustee.

B.	Bank Facility.

Enjoy's obligations contained in the Bank Facility and in the documents granted thereunder are ratified, and therefore the real and personal guarantees established in these documents to secure the payment of the obligations under the Bank Facility are maintained, ratified and reserved, expressly and in all their parts, as such obligations are modified by virtue of this Agreement, the documents that may be required under Chilean law for the due reservation, ratification and maintenance of the same must be granted.

By this act, or by means of a Public Deed of Declaration (hereinafter the “Deed of Declaration Bank Facility”) accompanied to the 8th Civil Court of Santiago, in case number C- 1590-2024, prior to the celebration of the Deliberative Meeting, Enjoy, Inmobiliaria Kuden SpA, Casino del Mar S.A. and Casino del Lago S.A. (hereinafter jointly the “Guarantors of Bank Facility”), represented by their representatives Mrs. Esteban Rigo-Righi Baillie, C.I. No. 13.454.480-5 and Mr. Marcelo Tapia Cavallo, C.I. No. 10.220.513-8, appear and expressly declare that they agree to Enjoy's obligations under the Bank Facility, as modified by virtue of this Agreement, and expressly declare that the pledges, mortgages and notes and joint and several co- debt granted by them under the terms indicated in the Bank Facility and in the respective collateral, as applicable, shall also extend to the obligations of the Debtor Company under the Bank Facility, as modified, under the terms set forth in this Agreement.

For the avoidance of doubt, the real and personal guarantees that secure Enjoy's obligations under the Bank Facility, ratified herein or through the Bank Facility Declaration Deed, extend and agree to the full payment of Enjoy's debt to the Creditors of the Bank Facility, either by virtue of this Agreement or the documents granted by virtue of it, extending in all cases to the successive extensions, reagreements or novations of such credits, which is expressly accepted by the participating Guarantors of the Bank Facility. The Guarantors of the Bank Facility, represented in the manner indicated above, undertake to sign all acts, agreements and documents that are necessary or convenient for the implementation of this Reorganization Agreement, including the execution of public deeds of ratification of the guarantees, and the granting of the corresponding corporate authorizations, to the satisfaction of the Creditor of the Bank Facility.

In the event that the Bank Facility Creditor considers that, for any of the collateral, it is more beneficial to grant modifications to the security package, instead of ratifying the existing ones, the Guarantors of the Bank Facility will sign all the acts, agreements and documents that are necessary or convenient for the implementation of those collateral modifications.

XXI.	DUTY OF RESERVE AND CONFIDENTIALITY.

The Creditors, the members of the Creditors Committee and the Interventor who, by reason of participating in this Agreement or its compliance, have access to accounting, financial, commercial, legal or other information of the Company or its related persons, must maintain strict confidentiality regarding the records that are delivered to them and they will indemnify the appropriate party for any damage caused to them by the breach of this duty of reserve.

XXII.	DOMICILE, JURISDICTION AND APPLICABLE LAW.

This Agreement is subject to the laws of Chile as to its approval, validity, effects, compliance, interpretation and non-compliance.

For all legal purposes in relation to this Agreement, the parties establish as their domicile the commune and city of Santiago, and submit to the jurisdiction of their courts of justice, without excluding the possibility that the International Noteholders may resort to the corresponding jurisdictions under that contract for compliance with the Indenture.

XXIII.	REPRESENTATIONS AND WARRANTIES AS OF THE DATE OF THIS JUDICIAL REORGANIZATION AGREEMENT.

The Debtor Company, duly represented in the manner indicated in the appearance hereof, as of this date, hereby declares and warrants the following to each Creditor of this Judicial Reorganization Agreement:

(1)
That it is a corporation duly organized and current under the laws of Chile and that both the entering into of this Judicial Reorganization Agreement, and the fulfillment and execution of all the obligations contained therein fall within the legal and corporate powers that have been approved by its competent administrative entities; and that the parties appearing in this Judicial Reorganization Agreement on its behalf have sufficient power and authority as to enter into this Reorganization Agreement and to fulfill the obligations assumed therein;

(2)
That the entering into of this Judicial Reorganization Agreement does not require the approval or authorization of any additional government or judicial authority whatsoever, nor of third parties, except those already obtained and that remain current, and that it has no information or knowledge that the entering into and fulfillment of this Judicial Reorganization Agreement violates or contravenes current laws, regulations or resolutions, nor its respective bylaws. The above is without prejudice to any approvals and/or authorizations and/or procedures that may be required by reason of the implementation of this Agreement, pursuant to /i/ the bylaws of Enjoy S.A.; /ii/ Law 18,046 on Corporations and its Regulation; /iii/ Law 18,045 on the Securities Market and related regulations decreed by the Financial Market Commission; /iv/ DL 211 setting the regulations for the protection of Antitrust; /v/ Law No. 19,995 establishing the general bases for the authorization, functioning and monitoring of gambling casinos; /vi/ the regulations issued by the Chilean Superintendency of Gambling Casinos (Superintendencia de Casinos de Juego); and /vii/ the applicable regulations and legislation of Uruguay;

(3)
This instrument constitutes legal, valid, necessary, enforceable, mandatory and sufficient documentation for its collection, and in any collective action involving the obligations under this Judicial Reorganization Agreement, it will recognize this instrument as sufficient for their collection;

(4)
No waiver of any provision of this Judicial Reorganization Agreement, nor the consent for the Debtor Company to act differently therefrom, shall have any effect whatsoever unless granted in writing and signed by the Creditors Committee in this Judicial Reorganization Agreement, and in said case that waiver or consent shall have effect only in the specific case and for the specific purpose for which it has been granted. In all cases, any changes to this Judicial Reorganization Agreement must adhere to and comply, in all applicable aspects, with the stipulations contained in this instrument;

(5)	The provisions of this Judicial Reorganization Agreement shall be mandatory for and issued to the benefit of the Parties and their respective legal successors and assigns; and

(6)
The titles assigned by the Parties for the various stipulations of this Reorganization Agreement have been established solely for reference and ease of reading, without affecting the meaning or scope of the entire clause which might differ from said title.

XXIV.	MISCELLANEOUS.

According to the provisions of Article 90 of Law No. 20,720, a copy of the Minutes of the Meeting that pronounces on this Agreement, together with the resolution of the Court that approves it and its certificate of execution, must be authorized by a minister of faith or notarized before a Notary Public.

Creditors who have published their claims in commercial bulletins, whether public or private, such as the Commercial Bulletin, DICOM EQUIFAX, or others in charge of keeping records of delinquencies, authorize the Company to request the immediate elimination of all publications prior to the Reorganization Resolution and those subsequent to previously accrued claims.